Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-102220) on Form S-8 pertaining to the National Fuel Gas Company Tax-Deferred Savings Plan of our report dated June 25, 2012, relating to the statements of net assets available for benefits of National Fuel Gas Company Tax-Deferred Savings Plan as of December 31, 2011 and 2010, and the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule of assets (held at end of year) as of December 31, 2011, which report is included in the Form 11-K of the National Fuel Gas Company Tax-Deferred Savings Plan.

/s/ Bonadio & Co., LLP

Bonadio & Co., LLP

June 25, 2012

Pittsford, New York